Exhibit (a)(5)(x)

Press Release
www.shire.com

Shire Comments on Press Release from NPS Pharma Regarding FDA Approval of NATPARA® (parathyroid hormone)

Dublin, Ireland – January 23, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) notes the announcement today by NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) that the U.S. Food and Drug Administration (FDA) has approved NATPARA® (parathyroid hormone) as an adjunct to calcium and vitamin D to control hypocalcemia in patients with hypoparathyroidism. Hypoparathyroidism is a rare endocrine disorder characterized by insufficient levels of parathyroid hormone, or PTH. NATPARA is a bioengineered replica of human PTH. NPS has previously indicated that this product is expected to be available in the second quarter of 2015. The full text of the NPS Pharma announcement was posted today on the company’s website.

Shire’s Chief Executive Officer, Flemming Ornskov, MD, MPH, commented:

“The FDA’s approval of NATPARA provides a new treatment option for patients with hypoparathyroidism – a devastating rare disease with significant unmet need. The NATPARA label is in line with our expectations, and we believe this approval further validates Shire’s decision to acquire NPS Pharma, which is an excellent strategic fit allowing us to leverage our  market expertise, core capabilities in rare disease patient management, and global footprint. We look forward to combining our strengths with NPS Pharma to launch NATPARA in the U.S. after the expected close of the transaction in Q1 of this year.”

Pending satisfaction of customary closing conditions, it is anticipated that the transaction will close during the first quarter of 2015.

About Natpara® (parathyroid hormone) for Injection

Natpara® (parathyroid hormone) for injection is indicated as an adjunct to calcium and vitamin D to control hypocalcemia in patients with hypoparathyroidism. Natpara is a bioengineered replica of human parathyroid hormone.

Because of the potential risk of osteosarcoma, Natpara is recommended only for patients who cannot be well-controlled on calcium and active forms of vitamin D alone. Natpara was not studied in patients with hypoparathyroidism caused by calcium-sensing receptor mutations or in patients with acute post-surgical hypoparathyroidism.

In clinical studies, Natpara has been shown to increase serum calcium levels while reducing the need for oral calcium and active vitamin D and, in some cases, eliminate the need for active vitamin D altogether. The most common adverse reactions associated with Natpara and occurring in greater than 10% of individuals were: paresthesia, hypocalcemia, headache, hypercalcemia, nausea, and hypoesthesia, diarrhea, vomiting, arthralgia, hypercalciuria and pain in extremity.

Natpara is self-administered once daily by subcutaneous injection. The starting dose of Natpara is 50 mcg once daily.

Natpara received orphan drug status for the treatment of hypoparathyroidism from the FDA in 2007 and the EMA in 2013.

Important Safety Information

What is NATPARA?
•	NATPARA is a prescription parathyroid hormone (PTH) used with calcium and vitamin D to control low blood calcium (hypocalcemia) in people with low PTH blood levels (hypoparathyroidism).

•	NATPARA is only for people who do not respond well to treatment with calcium and active forms of vitamin D alone, because it may increase the possible risk of bone cancer (osteosarcoma).

•	NATPARA was not studied in people with hypoparathyroidism caused by calcium sensing receptor mutations.

•	NATPARA was not studied in people who get sudden hypoparathyroidism after surgery.

•	It is not known if NATPARA is safe and effective for children 18 years of age and younger. NATPARA should not be used in children and young adults whose bones are still growing.

What is the most important information I should know about NATPARA?
NATPARA may cause serious side effects, including:
Possible bone cancer (osteosarcoma).
•	During animal drug testing, NATPARA caused some rats to develop a bone cancer called osteosarcoma. It is not known if people who take NATPARA will have a higher chance of getting osteosarcoma.
•
NATPARA is only available through the NATPARA Risk Evaluation and Mitigation Strategy (REMS) Program. The purpose of the NATPARA REMS program is to inform patients about the potential risk of osteosarcoma associated with the use of NAPTARA.  For more information about this REMS program, call 1-855-628-7272 or go to www.NATPARAREMS.com.

High blood calcium (hypercalcemia)
•	NATPARA can cause some people to have a higher blood calcium level than normal.

o	Your doctor should check your blood calcium before you start and during your treatment with NATPARA

o	Tell your doctor if you have nausea, vomiting, constipation, low energy, or muscle weakness. These may be signs that you have too much calcium in your blood.

Low blood calcium (hypocalcemia)
•	People who stop using or miss a dose of NATPARA may have an increased risk of severe low blood calcium levels

•	Tell your doctor if you have tingling of your lips, tongue, fingers and feet, twitching of face muscles, cramping of feet and hands, seizures, depression, or have problems thinking or remembering.

Tell your doctor right away if you have any of these signs and symptoms of high or low blood calcium levels.

Tell your doctor about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

What are the most common side effects of NATPARA?
The most common side effects of NATPARA include
•	Tingling, tickling, or a burning feeling of your skin (paresthesia), headache and nausea

These are not all the possible side effects of NATPARA. For more information, ask your doctor. Call your doctor for medical advice about side effects.

You may report side effects to the NPS Adverse Event/Product Complaint Line at 1-855-215-5550 or by calling the Food and Drug Administration (FDA) at 1-800-FDA- 1088 or www.fda.gov/medwatch.

U.S. full prescribing information for Natpara, including boxed warning, is available at http://www.npsp.com/file_depot/0-10000000/0-10000/262/folder/2023/NatparaPI.pdf

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Stephanie Fagan	sfagan@shire.com	+1 201 572 9581
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

SHIRE FORWARD-LOOKING STATEMENTS

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	revenues from ADDERALL XR and INTUNIV are subject to generic erosion;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the development, approval and manufacturing of Shire’s products is subject to extensive oversight by various regulatory agencies. Submission of an application for regulatory approval of any of our product candidates, such as our planned submission of a New Drug Application to the FDA for Lifitegrast, may be delayed for any number of reasons and, once submitted, may be subjected to lengthy review and ultimately rejected. Moreover, regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial condition or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of ViroPharma Incorporated may adversely affect Shire’s financial condition and results of operations;

•	Shire’s proposed acquisition of NPS Pharma may not be consummated due to the occurrence of an event, change or other circumstances that gives rise to the termination of the merger agreement;

•
a governmental or regulatory approval required for the proposed acquisition of NPS Pharma may not obtained, or may be obtained subject to conditions that are not anticipated, or another condition to the closing of the proposed acquisition may not be satisfied;

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NPS Pharma may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners pending the consummation of the proposed acquisition by Shire, or NPS Pharma’s business may be disrupted by the proposed acquisition, including increased costs and diversion of management time and resources;

•
difficulties in integrating NPS Pharma into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all;

and other risks and uncertainties detailed from time to time in Shire’s or NPS Pharma’s filings with the Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL NPS PHARMA COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY SHIRE AND A SUBSIDIARY OF SHIRE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON JANUARY 23, 2015. IN ADDITION, ON JANUARY 23, 2015, NPS PHARMA FILED WITH THE SEC A

SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE TENDER OFFER.  THE TENDER OFFER STATEMENT (AND RELATED MATERIALS), AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY SHIRE AND NPS PHARMA WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER STATEMENT AND RELATED MATERIALS, AND THE SOLICITATION/RECOMMENDATION STATEMENT, MAY ALSO BE OBTAINED FOR FREE BY CONTACTING SHIRE INVESTOR RELATIONS AT +1 484 595 2220 OR +44 1256 894157.

COPIES OF THESE MATERIALS AND ANY DOCUMENTATION RELATING TO THE TENDER OFFER ARE NOT BEING, AND MUST NOT BE, DIRECTLY OR INDIRECTLY, MAILED OR OTHERWISE FORWARDED, DISTRIBUTED OR SENT IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD BE UNLAWFUL.